Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A

(Form Type)

HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$27,533,994,129.82	0.00011020	$3,034,246.15

Fees Previously Paid	—		—

Total Transaction Valuation	$27,533,994,129.82

Total Fees Due for Filing			$3,034,246.15

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$3,034,246.15

(i)	Title of each class of securities to which transaction applies:

Ordinary shares, nominal value $0.0001 per share, of Horizon Therapeutics Public Limited Company.

(ii)	Aggregate number of securities to which transaction applies:

As of the close of business on December 20, 2022, the maximum number of ordinary shares to which this transaction applies is estimated to be 237,445,803, which consists of (a) 227,119,203 outstanding ordinary shares; (b) 4,840,684 ordinary shares subject to outstanding stock options to purchase ordinary shares; (c) 3,576,603 ordinary shares subject to outstanding time-based restricted stock unit awards; and (d) 1,909,313 ordinary shares subject to outstanding performance-based restricted stock unit awards (assuming achievement of the maximum level of performance at the end of the applicable performance period).

(iii)	Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Estimated solely for the purpose of calculating the filing fee, as of December 20, 2022, the underlying value of the transaction was calculated based on the sum of: (a) the product of 227,119,203 outstanding ordinary shares and the per share transaction consideration of $116.50; (b) the product of 4,840,684 ordinary shares subject to outstanding stock options to purchase ordinary shares and $92.48 (which is the difference between the per share transaction consideration of $116.50 and the weighted average exercise price of $24.02); (c) the product of 79,853 ordinary shares subject to outstanding time-based restricted stock unit awards and the per share transaction consideration of $116.50; (d) the product of 3,496,750 ordinary shares subject to outstanding time-based restricted stock unit awards and $113.02, representing the average of the high and low prices reported on the Nasdaq Global Select Market for an ordinary share on December 23, 2022; and (e) the product of 1,909,313 ordinary shares subject to outstanding performance-based restricted stock unit awards and the per share transaction consideration of $116.50 (assuming achievement of the maximum level of performance at the end of the applicable performance period). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00011020.